Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Newmont Goldcorp Corporation (formerly known as Newmont Mining Corporation) for the registration of:

•              $472,434,000 aggregate principal amount of 3.625% Notes due 2021 and related guarantee,

•              $810,243,000 aggregate principal amount of 3.700% Notes due 2023 and related guarantee, and

•              $443,639,000 aggregate principal amount of 5.450% Notes due 2044 and related guarantee and to the incorporation by reference therein of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Newmont Mining Corporation, and the effectiveness of internal control over financial reporting of Newmont Mining Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, CO

June 28, 2019